    FIRSTENERGY

Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

May 8, 2006

TO THE INVESTMENT COMMUNITY:1

On May 4, 2006, the Pennsylvania Public Utility Commission (“PUC”) granted accounting authority for Metropolitan Edison Company (“Met-Ed”) and Pennsylvania Electric Company (“Penelec”), collectively the “Companies”, to defer certain incremental transmission charges during 2006. This letter provides additional details about the PUC’s ruling.

Background

In January 2005, the Companies filed a petition with the PUC requesting authorization to defer, for accounting and financial reporting purposes, certain incremental transmission charges as approved by the Federal Energy Regulatory Commission (“FERC”). Specifically, the request was to defer, commencing January 1, 2005, the FERC-approved charges from the PJM Interconnection that are incremental to the levels currently reflected in the transmission component of the Companies’ base rate tariffs. The petition did not request any ratemaking authorization but stated that the Companies would address retail rate recovery of the deferred charges in a future rate-related filing.

On April 10, 2006, the Companies filed a transition rate plan (“Transition Plan”) with the PUC, requesting general rate increases and several changes in regulatory accounting procedures (see the Letter to the Investment Community dated April 10, 2006 for additional details, available at www.firstenergycorp.com/ir). While the Transition Plan did not make any ratemaking claim for the incremental transmission charges for the 2005 period, the Companies did request that the actual 2006 incremental expenses be recognized through a ratemaking deferral.

1 Please see the forward-looking statements at the end of this letter.

PUC Order

The PUC Order allows the Companies to defer, commencing January 1, 2006, the FERC-approved charges from the PJM Interconnection that are incremental to the levels currently reflected in the transmission component of the Companies’ base rate tariffs. Consistent with the petition, the Order does not grant rate recovery of these costs but allows the Companies an opportunity to seek recovery in the pending Transition Plan filing. Accordingly, the Companies will implement deferral accounting for these costs in the second quarter of 2006, which will include approximately $28 million, representing the amounts that the Companies would have deferred in the first quarter of 2006. The deferral amounts in subsequent quarters depend on the level of actual PJM charges. These charges, especially congestion costs, are influenced by electricity demand, weather, fuel prices, generation availability and other factors. Had deferral accounting been authorized in 2005, the Companies would have deferred $143 million of incremental transmission costs.

Our current 2006 earnings guidance does not reflect deferral of these transmission expenses. Our general practice is to address annual earnings guidance at each quarterly earnings release. Therefore, we expect to address the earnings guidance impact of the PUC's action at the time of our second quarter 2006 earnings release.

PUC Action on Transition Plan Filing

As expected, the PUC also voted to assign the Transition Plan filing to a PUC administrative law judge for evidentiary hearings and a recommended decision. The PUC has until January 10, 2007 to make its final decision on this rate request.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson
Vice President - Investor Relations

Forward-Looking Statements

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from our voluntary pension plan contributions, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.